Exhibit 10.18

To: Check Cap Ltd. ("you" and/or the "Company")	Date: January 4, 2015

Dear Sir and Madam,

At your request we hereby inform you, that we, the undersigned, Bank Leumi le-Israel B.M. (the "Bank"), shall be willing to provide you with a credit framework, in a total principal amount which shall not exceed $1,000,000 (one million United States Dollars) (hereinafter: the "Credit" or "Credit Framework"), subject to the conditions specified hereinafter:

1.	The Credit

a.
The total amount of the Credit requested by you is in an amount up to $1,000,000 to be repaid in full no later than April 1st, 2015 (the "Final Repayment Date"). The interest on the Credit shall be at the rate of LIBOR (as defined in the Bank's loan documents) + 5.25% per annum.

b.
The interest rate and all the other fees in connection with the Credit shall be as set forth in this Agreement. All other terms and provisions of the Credit shall be as customary at such time at the Bank for such Credit.

2.	Collateral

Granting any part of the Credit whatsoever from within the Credit Framework, as well as its continued management shall be conditioned upon you creating and registering the following securities to secure the payment of all of your debts and guarantee the fulfillment of all of your undertakings towards the Bank

a.	A fixed charge in the first degree over the goodwill of the Company;

b.
A floating charge in the first degree over all of the assets and rights of any type whatsoever, which you now have or may shall have in the future, at any time, subject to the existing rights of  the OCS and the BIRD Foundation.

Notwithstanding the aforementioned, the Bank hereby agrees to existing liens and the creation of future liens by the Company in favour of the First International Bank of Israel Ltd. securing debts/indentures of up to an aggregate amount of US$100,000 )hereinafter "the Charge in favour of the First International Bank of Israel Ltd".)

For the sake of clarity, nothing contained herein shall derogate in any manner from the Company's right to create and/or issue any kind of securities free and clear of any liens, encumbrances and third party rights.

c.
Your undertaking that the cash balance of the Company's account maintained with the Bank, Account No. 318100/28, maintained at the Haifa Main Branch (the "Company's Account") shall not be less than $400,000 so long as the amount of the Credit has not been fully repaid.

d.
Your undertaking that in the event that the Company consummates an IPO prior to the full repayment of the Credit in accordance with the provisions herein, the Company shall instruct its underwriters to transfer any IPO proceeds that should be transferred to the Company itself, to the Company's Account.

e.	You shall deliver to the Bank an irrevocable letter of instructions in the form attached hereto as Exhibit A, executed by the Company and acknowledged by Meitav Dash Trusts Ltd (the "Escrow Agent").

All of the aforementioned assets and rights which are charged/shall be charged to the Bank as required further to this letter shall be charged/pledged assigned free of any charges, lien or other right of any third party whomsoever (other than the rights of the OCS and the BIRD Foundation and the Charge in favour of the First International Bank of Israel Ltd.).

3.	Additional Conditions

Without derogating from the above, the granting of the Credit and the continuation of the maintaining of the Credit, in whole or in part, is subject to the fulfillment of all of the following provisions:

1.
You shall sign all customary forms and documents in form and scope which the Bank shall consider necessary, both for the provision of the Credit and for the creation of the collateral. In addition, you shall perform any act reasonably required by us to secure the validity of the collateral and the protection of their value.

2.
No event shall occur which entitles the Bank, in accordance the terms of the security document creating the fixed charge and the floating charge pursuant to Sections 2a and 2b above, to require immediate repayment of any amount due or becoming due to the Bank from you under any document signed or to be signed by you, whether or not the Bank exercises its rights in respect of the above mentioned event. In addition, no event shall occur which may result, in the reasonable opinion of the Bank, in any third party, in Israel or overseas, being entitled to require immediate repayment of any or all amount due or becoming due from you to that third party (whether or not such third party exercises its right).

3.
In the reasonable opinion of the Bank no adverse change shall occur which restricts, prohibits or limits the Bank's ability to provide the Credit, including changes in the Euro market, any change in the law, or a change which is a result of a demand, instruction or request given by the Bank of Israel or any other authorized authority, whether the above demand, instruction or request is a result of a change in the law or a result of an agreement reached or to be reached, from time to time, between the Bank of Israel or another authorized authority.

4.
For the avoidance of any doubt, it is hereby clarified that the above shall not derogate from and/or prejudice in any manner the Bank's rights and/or the Company's obligations in accordance with any document executed and/or to be executed by the Company in favor of the Bank.

4.	Fees

An additional condition for instituting the validity of this letter is the payment of the following fees:

1.	During the entire term of the Credit Framework, you shall pay to us a granting fee calculated as follows:

a.
Regarding a credit framework which is not for a current debit account –you shall pay us a fee at the rate of 1% per annum on the amount of the undrawn portion of the Credit determined as at the end of each day of the term. The Company will pay this monthly in arrears on the last day of each month beginning as of the date granting of the Credit Framework.

b.	You shall pay the Bank a Transaction Fee in the amount of $15,000, in consideration for the issuance of this letter.

5.	Validity of this Letter

a.
Our willingness to grant the Credit in accordance with this letter shall be valid provided you shall confirm your agreement to the terms set out above by countersigning this letter in the space provided below and returning a copy thereof to us by no later than December 31st, 2014.

b.
In addition, our willingness to grant the Credit in accordance with this letter shall be valid until no later than April 1st, 2015, and if by such date you shall have failed to fulfill all of the conditions and undertakings in accordance with this letter, our willingness to grant the Credit shall be considered null and void and the Bank shall have no obligation to grant the Credit.

6.	This letter is personal to you and may not be relied upon by any other party. Your rights under this letter are not assignable or transferable in any manner whatsoever to any third party.

Yours faithfully,

BANK LEUMI LE-ISRAEL B.M.
Haifa Main Branch
To: Bank Leumi le-Israel B.M.

We hereby approve the contents of the above letter and undertake to act in accordance thereto. In accordance with Section 4 (1b) above, please debit our account with you in the amount of a $15,000 fee in consideration of preparation of this letter. Furthermore, we hereby authorize you to debit our account maintained with you in payment of the aforesaid fee and same whether the account is in credit or in debit or shall be become overdrawn as a result thereof.

___________
Check-Cap Ltd.

I, the undersigned, ___________ Adv., lawyer representing Check-Cap Ltd. (the "Company") hereby confirm that the above authorization signed by Guy Neev before me, is in accordance with the Articles of Association of the Company and that said signatories are duly authorized to sign on behalf of the Company, and that their signature is binding on the Company.

____________
(Name+ Stamp)